UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

AIM ImmunoTech Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On November 25, 2024, AIM ImmunoTech Inc. (the “Company”) issued a press release, a copy of which is attached hereto as Exhibit 1. Additionally, on November 25, 2024, the Company posted updates to its website, www.SafeguardAim.com, including an updated timeline of events detailing significant contacts between the Company and members of the dissident group. Excerpts and screenshots of such updates are attached hereto as Exhibit 2. Also on November 25, 2024, the Company made the following update to its investor presentation originally issued on November 22, 2024, a screenshot of which is attached hereto as Exhibit 3. Also on November 25, 2024, the Company issued the following materials, copies of which are attached hereto as Exhibit 4.

Forward Looking Statements

The materials attached contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “continue,” “believe,” “potential,” “upcoming” and other variations thereon and similar expressions (as well as other words or expressions referencing future events or circumstances) are intended to identify forward-looking statements. Many of these forward-looking statements involve a number of risks and uncertainties. Data, pre-clinical success and clinical success seen to date does not guarantee that Ampligen will be approved as a therapy for endometriosis or ovarian cancer. The Company urges investors to consider specifically the various risk factors identified in its most recent Annual Report on Form 10-K, and any risk factors or cautionary statements included in any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K, filed with the U.S. Securities and Exchange Commission (the “SEC”). You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of the materials attached hereto. Among other things, for those statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof.

Important Additional Information

The Company, its directors and executive officers, Peter W. Rodino, III and Robert Dickey, IV, are deemed to be “participants” (as defined in Section 14(a) of the Securities Exchange Act of 1934, as amended) in the solicitation of proxies from the Company’s stockholders in connection with the Company’s 2024 Annual Meeting of Stockholders (the “Annual Meeting”). The Company filed its definitive proxy statement (the “Definitive Proxy Statement”) and a WHITE universal proxy card with the SEC on November 4, 2024 in connection with such solicitation of proxies from the Company’s stockholders. STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH DEFINITIVE PROXY STATEMENT, ACCOMPANYING WHITE UNIVERSAL PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING. The Definitive Proxy Statement contains information regarding the identity of the participants, and their direct and indirect interests, by security holdings or otherwise, in the Company’s securities and can be found in the section titled “Principal Stockholders” of the Definitive Proxy Statement and available here. Information regarding subsequent changes to their holdings of the Company’s securities can be found in the SEC filings on Forms 3, 4, and 5, which are available on the Company’s website available here or through the SEC’s website at www.sec.gov. Stockholders will be able to obtain the Definitive Proxy Statement, any amendments or supplements thereto and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at https://aimimmuno.com/sec-filings/.

Exhibit 1

AIM ImmunoTech Issues Presentation Detailing Case for Re-Electing Current Directors to Oversee Continued Momentum and Drive Strategy to Create Long-Term Value for Patients and Shareholders

Highlights How Positive Data in AIM’s Clinical Pipeline and Big Pharma Partnerships are Positioning the Company for Commercialization Opportunities in High-Value Indications Including Pancreatic Cancer

Warns Shareholders of Its Belief that the Activist Group and Its Nominees Have a Self-Interested Agenda and Could Put AIM’s Clinical Progress at Risk

Urges Shareholders to Safeguard AIM by Voting “FOR” ALL Four of the Board’s Incumbent Candidates and Discarding Any Proxy Materials from the Activist Group

Shareholders Can View and Download the Presentation Here

OCALA, Fla., November 25, 2024 — AIM ImmunoTech Inc. (NYSE American: AIM) (“AIM” or the “Company”) today issued a presentation in connection with its upcoming 2024 Annual Meeting of Stockholders the (“Annual Meeting”), presently scheduled for December 17, 2024.

Highlights of the presentation include the following:

●	AIM is executing on its strategy to create long-term value for patients and shareholders by driving clinical development programs in areas with critical unmet needs, especially in the high-value pancreatic cancer space.

●	AIM’s clinical pipeline has significant momentum and is laying the groundwork for commercialization opportunities by delivering exciting data across clinical trials, including in two ongoing studies with AstraZeneca and Merck. These commercialization opportunities are what can drive substantial value creation.

●	If elected, the Activist Group intends to seek over $5 million from AIM to pay for its previous takeover attempts and litigation against the Company that the Activist Group lost, in addition to any expenses incurred in connection with its solicitation for this year’s Annual Meeting. The Activist Group disclosed that it does not intend to put this personal reimbursement to a shareholder vote.

●	Despite AIM’s best attempts at a constructive settlement that would put two of the Activist Group’s nominees on the Board, the Activist Group has continued to insist it receive upwards of $8 million to make all litigants whole in connection with certain litigation as part of any resolution – this represents more than 50% of AIM’s current market capitalization.

●	The Activist Group has indicated it would likely appoint Robert Chioini as interim CEO while the Board runs a succession process should its nominees gain control of the Board. Mr. Chioini was fired as CEO of Rockwell Medical in 2018 because of his “sustained mismanagement” of the company and “blatant disregard for shareholder concerns,” according to a Rockwell Medical spokesperson. [1] Following his termination, Mr. Chioini “refuse[d] to accept the decision” and, without authorization, filed a Current Report on Form 8-K on the company’s behalf “making various assertions regarding the five independent directors who voted in favor of Mr. Chioini’s removal.” [2] This behavior indicates, in our view, that Mr. Chioini is unfit to serve as a public company director – let alone CEO.

AIM encourages shareholders to review its presentation and vote FOR the Board’s incumbent candidates – Stewart L. Appelrouth, Nancy K. Bryan, Thomas K. Equels and Dr. William M. Mitchell – on the WHITE universal proxy card.

For more information on how to vote, visit: www.SafeguardAIM.com.

WE URGE YOU TO COMPLETE, SIGN, DATE AND RETURN THE WHITE UNIVERSAL PROXY CARD AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, OR VOTE BY INTERNET AS INSTRUCTED ON THE WHITE UNIVERSAL PROXY CARD, WHETHER OR NOT YOU PLAN TO VIRTUALLY ATTEND THE ANNUAL MEETING.

THE BOARD RECOMMENDS A VOTE “FOR” ALL OF OUR BOARD’S CANDIDATES (STEWART L. APPELROUTH, NANCY K. BRYAN, THOMAS K. EQUELS AND DR. WILLIAM M. MITCHELL) ON PROPOSAL 1 USING THE WHITE UNIVERSAL PROXY CARD.

About AIM ImmunoTech Inc.

AIM ImmunoTech Inc. is an immuno-pharma company focused on the research and development of therapeutics to treat multiple types of cancers, immune disorders and viral diseases, including COVID-19. The Company’s lead product is a first-in-class investigational drug called Ampligen® (rintatolimod), a dsRNA and highly selective TLR3 agonist immuno-modulator with broad spectrum activity in clinical trials for globally important cancers, viral diseases and disorders of the immune system.

For more information, please visit aimimmuno.com and connect with the Company on X, LinkedIn, and Facebook.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “continue,” “believe,” “potential,” “upcoming” and other variations thereon and similar expressions (as well as other words or expressions referencing future events or circumstances) are intended to identify forward-looking statements. Many of these forward-looking statements involve a number of risks and uncertainties. Data, pre-clinical success and clinical success seen to date does not guarantee that Ampligen will be approved as a treatment or therapy for any diseases or conditions. The Company urges investors to consider specifically the various risk factors identified in its most recent Annual Report on Form 10-K, and any risk factors or cautionary statements included in any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K, filed with the U.S. Securities and Exchange Commission (the “SEC”). You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Among other things, for those statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof.

1 See Modern Healthcare, Former pharma executives sue over firings (June 18, 2018).

2 See Press Release issued by Rockwell Medical on May 24, 2018, available at: https://www.prnewswire.com/news-releases/rockwell-medical-issues-statement-300654699.html.

Important Additional Information

The Company, its directors and executive officers, Peter W. Rodino, III and Robert Dickey, IV, are deemed to be “participants” (as defined in Section 14(a) of the Securities Exchange Act of 1934, as amended) in the solicitation of proxies from the Company’s stockholders in connection with the Annual Meeting. The Company filed its definitive proxy statement (the “Definitive Proxy Statement”) and a WHITE universal proxy card with the SEC on November 4, 2024 in connection with such solicitation of proxies from the Company’s stockholders. STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH DEFINITIVE PROXY STATEMENT, ACCOMPANYING WHITE UNIVERSAL PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING. The Definitive Proxy Statement contains information regarding the identity of the participants, and their direct and indirect interests, by security holdings or otherwise, in the Company’s securities and can be found in the section titled “Principal Stockholders” of the Definitive Proxy Statement and available here. Information regarding subsequent changes to their holdings of the Company’s securities can be found in the SEC filings on Forms 3, 4, and 5, which are available on the Company’s website available here or through the SEC’s website at www.sec.gov. Stockholders will be able to obtain the Definitive Proxy Statement, any amendments or supplements thereto and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at https://aimimmuno.com/sec-filings/.

Investor Contact:

JTC Team, LLC

Jenene Thomas

908-824-0775

AIM@jtcir.com

Media Contact:

Longacre Square Partners

Joe Germani / Miller Winston

AIM@longacresquare.com

Exhibit 2

On October 8, 2024, representatives of Abrams, BakerHostetler and V&E held a telephonic meeting during which representatives of Abrams and BakerHostetler rejected the September 30 Offer and presented a counter-proposal seeking to provide control of the Board to the dissident group, pursuant to which (i) the Board would consist of Messrs. Kellner, Deutsch, Chioini and Sweeney along with one incumbent director and (ii) the Company would make a payment, which totaled to several million dollars, to make all litigants whole in connection with certain litigation (the “October 8 Offer”).

On October 14, 2024, representatives of V&E emailed representatives of Abrams and BakerHostetler to inform the latter that the Company rejected the October 8 Offer and presented a counter-proposal, pursuant to which (i) the Board would increase in size by two and appoint Messrs. Kellner and Sweeney to fill such vacancies, (ii) the Company would not repay fees and expenses and (iii) Messrs. Kellner and Sweeney would disassociate themselves publicly from Messrs. Chioini, Deutsch, Tudor and Xirinachs (the “October 14 Offer”).

On October 15, 2024, the Company filed its preliminary proxy statement with the SEC in connection with the 2024 Annual Meeting.

On October 17, 2024, representatives of BakerHostetler emailed representatives of V&E to convey that Mr. Kellner rejected the October 14 Offer and requested a call between representatives of BakerHostetler and Abrams, representatives of V&E, as well as Messrs. Equels and Kellner, to further discuss potential alternatives to resolve the proxy contest.

On October 18, 2024, the dissident group filed their preliminary proxy statement with the SEC in connection with the 2024 Annual Meeting.

Also on October 18, 2024, representatives of V&E emailed representatives of Abrams and BakerHostetler to inform the latter of the Company’s openness to discussing a potential counter-proposal in response to the October 14 Offer. Representatives of V&E also noted the Company’s willingness to arrange a call between representatives of BakerHostetler and Abrams, representatives of V&E, as well as Messrs. Equels and Kellner once a counter-proposal has been presented in response to the October 14 Offer.

On October 25, 2024, representatives of BakerHostetler emailed representatives of V&E to convey that Mr. Kellner did not have a counter-proposal to present in response to the October 14 Offer and reiterated the proposed terms under the October 8 Offer as Mr. Kellner’s offer.

On October 29, 2024, representatives of V&E emailed representatives of Abrams and BakerHostetler to request a call between representatives of BakerHostetler and Abrams and representatives of V&E, to discuss the issues raised in the October 25, 2024 email from representatives of BakerHostetler.

On October 30, 2024, the dissident group filed Amendment No. 1 to their preliminary proxy statement with the SEC in connection with the 2024 Annual Meeting.

Also on October 30, 2024, the Company filed Amendment No. 1 to its preliminary proxy statement with the SEC in connection with the 2024 Annual Meeting.

On November 1, 2024, representatives of Abrams, BakerHostetler and V&E held a telephonic meeting during which representatives of V&E stated that there was likely flexibility on the number of directors that can be added to the Board in a settlement so long as there was balance in the boardroom.

On November 4, 2024, the Company filed its definitive proxy statement with the SEC in connection with the 2024 Annual Meeting.

Also on November 4, 2024, representatives of Abrams, BakerHostetler and V&E held a telephonic meeting during which representatives of BakerHostetler presented a counter-proposal, pursuant to which, among other things, (i) the Board would consist of either (a) Messrs. Kellner, Chioini and Sweeney along with two incumbent directors and a new independent director chosen by the two incumbent directors who would remain on the Board (who must be approved by Mr. Kellner), as well as an additional independent director to be chosen by Mr. Kellner who possesses skills and expertise relevant to the Board or (b) Messrs. Kellner, Deutsch, Chioini and Sweeney along with one incumbent director and (ii) the Company would make a payment, which totaled to several million dollars, to make all litigants whole in connection with certain litigation (the “November 4 Offer”). Under the first option for Board composition, representatives of Abrams and BakerHostetler stated there would be no guarantee of a position or compensation for Mr. Equels.

On November 6, 2024, the dissident group filed their definitive proxy statement with the SEC in connection with the 2024 Annual Meeting.

On November 12, 2024, representatives of Abrams, BakerHostetler and V&E held a telephonic meeting during which representatives of V&E informed representatives of BakerHostetler and Abrams that the Company rejected the November 4 Offer and presented a counter-proposal, pursuant to which (i) the Board would consist of four incumbent directors, Messrs. Kellner and Sweeney, and two independent directors with relevant industry experience selected by Mr. Kellner (both of whom must be unaffiliated with Messrs. Chioini, Deutsch, Tudor and/or Xirinachs). Representatives of V&E also informed representatives of BakerHostetler and Abrams of its belief that if the respective parties could align on Board composition, the parties could then continue discussions regarding any potential monetary component to settlement (the “November 12 Offer”).

On November 15, 2024, representatives of BakerHostetler and Abrams emailed representatives of V&E to convey that Mr. Kellner rejected the November 12 Offer and presented a counter-proposal, pursuant to which, among other things, (i) the Board would consist of Messrs. Kellner, Sweeney, Chioini and Equels, and Ms. Bryan, as well as a new independent director with a background in oncology or other relevant scientific background to be identified by an independent search firm, with no prior relationship to any of the current Board members to be proposed by Mr. Equels and thereafter approved by Mr. Kellner, (ii) the Board’s Compensation Committee would consist of three members, with at least two of Mr. Kellner’s nominees serving on the committee, (iii) Messrs. Equels and Rodino would be required to surrender certain shares they received in August 2024, (iv) Mr. Equels must agree to terminate his employment contract and negotiate a new contract for a one-year term (including an agreement that such changes to the Board do not trigger a change of control under Mr. Equels’ employment contract) and (v) the Company would make a payment, which totaled to several million dollars, to make all litigants whole in connection with certain litigation (the “November 15 Offer).

On November 18, 2024, representatives of V&E emailed representatives of Abrams and BakerHostetler to inform the latter that the Company was reviewing the November 15 Offer but that the new terms were a non-starter and proposed a potential meeting between Messrs. Equels and Kellner to discuss Board composition and expense reimbursement. Between November 18 and the date hereof, representatives of Abrams, BakerHostetler and V&E continued to engage in discussions regarding a potential settlement framework.

Exhibit 3

Nancy K. Bryan

Key Qualifications

- ✓ Life Science Industry Experience
- ✓ CEO Experience
- ✓ Marketing and Commercialization Experience

Ms. Bryan possesses deep commercial, marketing, business development and corporate finance expertise from her service at major pharmaceutical companies including Merck, GlaxoSmithKline and Bayer Pharmaceuticals as well as startup biotech companies including Indevus Pharmaceuticals and NPS Pharmaceuticals. She was named a director in March 2023 as part of AIM's effort to bring additional diverse perspectives and biotechnology commercialization experience into the boardroom.

Ms. Bryan is an established leader with more than 25 years of experience in the life sciences industry. She has served on executive leadership teams and played key roles in companies' successes, including marketing, sales, business development, financing and communications. Ms. Bryan is the former President and CEO of BioFlorida Inc. (retired in December 2023), an association supporting the advancement of life sciences in Florida. Prior to joining BioFlorida as its President and CEO in 2013, Ms. Bryan began her career with major pharmaceutical companies including Merck, GlaxoSmithKline and Bayer Pharmaceuticals. She then went on to serve in a number of executive leadership positions in specialty pharmaceuticals and smaller, start-up biotech companies, including Indevus Pharmaceuticals and NPS Pharmaceuticals. Throughout her career, Ms. Bryan helped develop, launch and commercialize many products including blockbusters (Zantac, Levitra), major biologics (Tysabri) and orphan drugs for rare diseases (Valstar for bladder cancer, Supprelin LA for central precocious puberty), and helped establish franchises in a wide variety of therapeutic areas, including Oncology, Anti-infectives, GI and Autoimmune (MS, CD). She has established a successful track record with introducing strategic and tactical solutions to develop global markets as well as launch, grow and turn around established and underperforming drugs, resulting in greater revenue, market share, profitability and stockholder value. Additionally, Ms. Bryan has been recognized for outstanding leadership experience in the specialty, biologics and primary care markets, establishing franchises in a wide variety of therapeutic areas, including Oncology, GI, Urology, Endocrinology, Cardiology, Vaccines, Anti-infectives and Autoimmune (IBD, MS, RA). Ms. Bryan holds a BA in Economics from the University of Virginia and an MBA from Columbia University, and her academic honors include Phi Beta Kappa and Beta Gamma Sigma.

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Exhibit 4

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